                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         -------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                       ----------------------------------


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 5, 2000
                                                         ----------------


                        BURNHAM PACIFIC PROPERTIES, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)



         MARYLAND                      1-9524                  33-0204126
----------------------------   ------------------------  -------------------
(STATE OR OTHER JURISDICTION   (COMMISSION FILE NUMBER)     (IRS EMPLOYER
        OF INCORPORATION)                                 IDENTIFICATION NO.)



         110 WEST A STREET, SUITE 900, SAN DIEGO, CALIFORNIA 92101-3711
         --------------------------------------------------------------
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)



                                 (619) 652-4700
                                 --------------
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                       N/A
                                       ---
              (FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR,
                         IF CHANGED SINCE LAST REPORT)
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ITEM 5.  OTHER EVENTS.

         On December 5, 2000, Burnham Pacific Properties, Inc. (the "Company") closed on the sale of the San Diego Factory Outlet Center located in San Diego, California, and Meridian Village, located in Bellingham, Washington, to Retail Value Investment Program, a joint venture comprised of Developers Diversified Realty Corporation, Coventry Real Estate Partners and Prudential Real Estate Investors, for an aggregate of $48.7 million. The Company will realize an aggregate gain on sale of approximately $3.5 million. Proceeds from the sales will be used to reduce outstanding indebtedness and for reserves as stated in the Company's proxy statement relating to its 2000 Annual Meeting of Stockholders which was filed with the Securities and Exchange Commission on November 29, 2000.

         The sales represent the first two of a portfolio of properties targeted for sale under a previously announced Purchase and Sale Agreement with The Prudential Insurance Company of America, with the remaining properties having an aggregate purchase price of approximately $267.9 million. Assuming stockholder approval of the Company's plan of liquidation, the Company anticipates that these remaining properties will close escrow from time to time following such approval.

         The Company has also agreed to amend the previously announced Liquidation and Property Management Services Agreement with DDR Real Estate Services Inc. to provide that the failure of DDR Real Estate to own at least 9.9% of the Company's issued and outstanding common stock by January 31, 2001 shall not be deemed an event of default, which would have given rise to a right of the Company to terminate the agreement.
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                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be filed on its behalf by the undersigned, thereunto duly authorized.

                                        BURNHAM PACIFIC PROPERTIES, INC.



Dated: December 6, 2000                 By: /s/ Daniel B. Platt
                                           -------------------------------------
                                        Name:   Daniel B. Platt
                                        Title:  Chief Financial Officer